EXHIBIT 21

Subsidiaries of NetIQ Corporation

Subsidiary	Jurisdiction
NetIQ Pty Ltd.	Australia
NetIQ do Brasil Ltda.	Brazil
NetIQ Europe Limited	Ireland
NetIQ Deutschland GmbH	Germany
NetIQ Ireland Limited	Ireland
NetIQ Software International Limited	Cyprus
NetIQ K.K.	Japan
NetIQ Nederlands	The Netherlands
NetIQ Benelux	Benelux
NetIQ Canada Corporation	Canada
NetIQ Denmark Aps	Denmark
NetIQ France Sarl	France
NetIQ Asia Limited	Hong Kong
NetIQ Italia Srl	Italy
NetIQ Korea Limited	Korea
NetIQ Asia Pty Ltd.	Singapore
NetIQ Software Espana SL	Spain
NetIQ Limited	United Kingdom
NetIQ Sweden AB	Sweden
Database Tools Development (Proprietary) Limited	South Africa
Marshal Software Limited	New Zealand
Marshal International Limited	New Zealand
Marshal Software Europe Limited	United Kingdom
Marshal Software LLC	Georgia, USA
Mission Critical Software, Inc.	Delaware, USA
PentaSafe Security Technologies, Inc.	Texas, USA
PentaSafe Acquisition Corp.	Texas, USA
PentaSafe Distribution, Inc.	Delaware, USA
PentaSafe Security Technologies, Ltd.	United Kingdom
PentaSafe Security Technologies, GmbH	Germany
PentaSafe Services, Inc.	Delaware, USA
PentaSafe Security Technologies A/S	Denmark